Exhibit 10.1

[Form of PRSU Grant Letter for Executive Officers ]

CHINDEX INTERNATIONAL, INC.
AGREEMENT FOR GRANT
OF
PERFORMANCE RESTRICTED STOCK UNITS
UNDER
2007 STOCK INCENTIVE PLAN

                        [Date]

[Name]
[Address]

Dear [Name]:

This award letter sets forth the terms and conditions of the grant of Performance Restricted Stock Units (“PRSUs”) made to you by Chindex International, Inc. (the “Company”) under the Company’s 2007 Stock Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan) (the “Committee”), and this award letter.  Any capitalized term used in this award letter and not defined shall have the meaning set forth in the Plan.

1.           Grant of Target PRSUs

You have been granted a target award of _____ PRSUs (the “Target PRSUs”).  The number of PRSUs that you earn under this award (the “Earned PRSUs”) will depend on the extent to which the performance criteria for the award (set forth in Section 3) have been satisfied during the performance period for the award (set forth in Section 2), and may be more or less than your Target PRSUs, depending on the level of performance achieved.  For each Earned PRSU, you will receive one share of the Company’s Common Stock on the applicable settlement date, subject to your satisfaction of the time-vesting requirements for the award (set forth in Section 4).  Any Target PRSUs in excess of the number of Earned PRSUs shall be forfeited as of the last day of the performance period.

You do not need to pay any purchase price to receive the PRSUs granted to you by this letter.  However, you must satisfy the tax withholding obligations as provided in Section 7.

2.           Performance Period

The performance period for this award is _________________.

3.           Performance Criteria

(a)           General.  The determination of the number of your Earned PRSUs will be made in two steps.  First, your Target PRSUs will be adjusted to reflect the attainment of Company performance metrics during the performance period for the award, and then the resulting number of PRSUs will be modified based on the Company’s relative stock performance as compared to an index during the performance period for the award.  You may earn up to a maximum of ___% of your Target PRSUs based on attainment of the Company performance metrics, and the number of PRSUs so determined will be increased or decreased by up to __% based on the relative stock performance.

(b)           Company Performance Metrics.  Company financial performance will be based on the following ___ criteria, which will be weighted equally:

A matrix showing the percentage of your Target PRSUs that will be earned for different levels of performance of each of these metrics is set forth as Exhibit A to this award letter.

(c)           Relative Stock Performance.  The number of PRSUs determined based on Company performance metrics will be increased or decreased by up to __% based on the Company’s stock price performance as compared to the performance of the Halter USX China Index (the “Index”), an index calculated by the NYSE Arca of selected companies whose common stock is publicly traded in the United States and the majority of whose business is conducted within the People’s Republic of China, that have an average market capitalization greater than $50 million for the preceding 40 days, and that trade on the NYSE or Nasdaq.  Additional information about the Index can be found at www.usxchinaindex.com .

Stock price performance for both the Company and the Index will be determined based on the 30-day average price beginning ________ and the 30-day average price beginning ______ (in each case taking dividends paid into account).  A matrix showing the modification of the number of PRSUs earned based on various levels of Company stock performance compared to the Index is set forth as Exhibit B to this award letter.

(d)           Committee Determinations.  The Committee shall have absolute discretion to determine the manner of making the calculations called for under this Section 3 and the extent to which the performance criteria set forth in this Section 3 have been attained, and its determination shall be final, conclusive and binding upon you.

4.           Time-Vesting Requirements

(a)           General Vesting Schedule.  Your Earned PRSUs will vest in installments as follows, provided that you are an employee of the Company or one of its Subsidiaries or Affiliates on each such date:

Vesting Date	Percentage of Earned PRSUs Vested

In the event the above table calls for the vesting of a fractional share, the number of shares vested will be rounded down to the nearest whole number and the fractional share will be included in the subsequent vesting tranche.

For purposes of this letter, (1) “Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, 50% of more of the ownership interests, and (2) “Affiliate” means a corporation, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, 25% or more of the ownership interests.  A transfer of employment that results in your being employed by the Company or a Subsidiary or Affiliate does not constitute a termination of your employment for purposes of this award letter.

Except in circumstances where a different treatment is provided in Section 4(b), 4(c), 4(d), or 4(e), in the event of your termination of employment with the Company and its Subsidiaries and Affiliates (whether by you or by your employer) all of your PRSUs (whether or not Earned PRSUs) which have not vested prior to the termination of your employment will be forfeited.

(b)           Death or Disability.  Notwithstanding the provisions of Section 4(a), if your employment terminates by reason of death or Disability, all of your Earned PRSUs will immediately vest.  Outstanding PRSUs which have not yet been earned will remain outstanding until the end of the performance period, at which time  the number of Earned PRSUs will be determined as set forth in Section 3, but the number of such PRSUs to which you will be entitled (which will be referred to as your Earned PRSUs) will be pro-rated based on the number of full months of employment completed during the performance period.

For this purpose, “Disability” means that by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you have been receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or Subsidiary or Affiliate that employs you.

(c)           Termination of Employment Without Cause or for Good Reason.  This Section 4(c) shall apply only if you have an Employment Agreement with the Company which provides for accelerated vesting of your equity awards in the event of the Company’s termination of your employment without cause, and the application of this provision to terminations for good reason shall apply only if your Employment Agreement provides for accelerated vesting of equity awards upon a termination for good reason.  Notwithstanding the provisions of Section 4(a), if your employment is terminated by the Company without Cause (as such term is defined in your Employment Agreement) or by you with Good Reason (as such term is defined in your Employment Agreement), all of your Earned PRSUs will immediately vest.  Outstanding PRSUs which have not yet been earned will remain outstanding until the end of the performance period, at which time the number of Earned PRSUs will be determined as set forth in Section 3, but the number of such PRSUs to which you will be entitled (which will be referred to as your Earned PRSUs) will be pro-rated based on the number of full months of employment completed during the performance period.  Notwithstanding the foregoing provisions of this Section 4(c), the vesting of PRSUs provided in this Section 4(c) shall be subject to your execution of a general release of claims against the Company, substantially in the form set forth as an attachment to your Employment Agreement, within forty-five (45) days after termination of your employment and your not revoking such release within any applicable revocation period.

(d)           Certain Transactions.  Notwithstanding the provisions of Section 4(a), if the Subsidiary, Affiliate or division in which you are employed at the time of such sale is sold to a person or entity that, following such sale, is not an Affiliate, or if the Company’s ownership of the Subsidiary or Affiliate in which you are employed drops to less than 25% of the ownership interests, all of your Earned PRSUs will immediately vest and your outstanding PRSUs which have not yet been earned will vest at the Target level.

(e)           Change of Control.  Notwithstanding the provisions of Section 4(a), upon the occurrence of a Change of Control (as defined in the Plan), if you are an employee of the Company or its Subsidiaries or Affiliates at such time, all of your Earned PRSUs will immediately vest and your outstanding PRSUs which have not yet been earned will vest at the Target level.

(f)           Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment or of the occurrence of any event described in this Section 4, and its determination shall be final, conclusive and binding upon you.

5.           Dividends and Voting

(a)           Cash Dividends.  At each time cash dividends are paid on the Common Stock, there will be credited to a bookkeeping account in your name an amount equal to the amount of the dividend paid on a share of Common Stock for each of your then outstanding Earned PRSUs (whether or not vested).  The dividend equivalents credited with respect to each of your PRSUs will be paid to you in cash at the time of settlement of the respective PRSU.  Any dividend equivalents credited with respect to PRSUs that are subsequently forfeited will be forfeited at the time of forfeiture of the respective PRSU.

(b)           Stock Dividends.  In the event the Company pays a dividend in Common Stock or other property, you will be entitled to receive, for each of your then outstanding PRSUs (whether or not earned or vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock.  Such Common Stock or other property will be paid to you at the time of settlement of the underlying PRSU and will be subject to the same performance conditions, vesting, forfeiture, and settlement provisions as the underlying PRSU with respect to which it was paid.

 (c)           Voting.  You will have no voting rights or other rights as a stockholder with respect to your PRSUs.

6.           Settlement of PRSUs; Delivery of Shares

(a)           General Rule.  Your PRSUs that vest under Section 4 above will be settled on their vesting dates (or, if later, on the date the number of Earned PRSUs is determined).  As soon as practicable after the settlement date of a PRSU, the Company will deliver to you one share of Common Stock for each of your PRSUs being settled on such date.  The Common Stock delivered upon the settlement of your PRSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.  The shares of Common Stock delivered upon the settlement of your PRSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(b)           Special Section 409A Provisions.  Notwithstanding the provisions of Section 6(a), if you are a specified employee within the meaning of Section 409A of the Internal Revenue Code, as determined by the Committee, in accordance with Section 409A, any shares to be delivered in settlement of your PRSUs (and any other payments to which you may be entitled) that constitute “deferred compensation” within the meaning of Section 409A and that are otherwise scheduled to be delivered or paid during the first six months following your termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of your termination of employment, at which time all share deliveries and payments that were suspended shall be paid to you in a lump sum.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this award letter providing for the settlement of PRSUs upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

7.           Tax Withholding

The Company will retain from the shares otherwise deliverable to you upon the settlement of your PRSUs Common Stock having a value equal to the amount of your withholding obligation with respect to such shares.  All cash payments with respect to your PRSUs will be net of any required withholding.

The amount of withholding tax retained by the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws.  The total amount of income you recognize with respect to your PRSUs will be reported to the tax authorities in the year in which you recognize such income.  Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

8.           Other Provisions of PRSUs.

(a)           Transfer Restrictions.  You may not sell, transfer, assign or pledge your PRSUs or any rights under this award.  Any attempt to do so will be null and void.

 (b)           Death.  In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under this award will instead be delivered to the legal representative of your estate.

9.	Administration of the Plan

The Plan is administered by the Committee.  The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan.  All decisions and acts of the Committee are final and binding on all affected Plan participants.

10.	Amendment and Adjustments to your Award

The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the PRSUs granted by this award letter, in specified circumstances.  Details are provided in the Plan.

11.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, or settlement of PRSUs or the receipt of dividend equivalents with respect to your PRSUs will not be included in the formula for calculating benefits under any other benefit plan of the Company.

12.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock if such delivery would violate any applicable law or regulation.  If required by any securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

13.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and Affiliates, and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan.  By accepting this award you waive any data privacy rights you may have with respect to such information.  You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Secretary; however any such revocation may adversely affect your ability to participate in the Plan.

14.	Consent to Jurisdiction

Your PRSUs, this award letter, and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules.  Any dispute arising out of this award or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A.  This award is granted on the condition that you accept such venue and submit to the personal jurisdiction of any such court.

*     *     *     *     *
If you have any questions regarding your PRSUs or would like to obtain additional information about the Plan or its administration, please contact the Company’s Secretary, Chindex International, Inc., 4340 East West Highway, Bethesda, Maryland 20814 (telephone (301) 215-7777).  This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Please sign below to evidence your agreement with the terms and conditions of your PRSU award and return a signed copy to the chief Operating Officer.

                   Very truly yours,

                   Lawrence Pemble
                   Chief Operating Officer

ACCEPTANCE OF AWARD:

I hereby accept this Award of PRSUs and agree to the terms and conditions set forth in this award letter.  I also agree that in the event these is a conflict between the terms of this award letter and my Employment Agreement, the terms of this award letter will govern with respect to the PRSUs granted by this award letter.

___________________________

Exhibit A

Performance Matrix Based on [Company Performance Metrics]

Exhibit B

Award Modification Based on Relative Stock Performance Compared to Index

	Chindex - Index	RSU Award Modifier
TSR Performance	>10%	___%
	5%	___%
	0%	100%
	-5%	___%
	<-10%	___%